Exhibit 2.01

Extractive Sector Transparency Measures Act - Annual Report
Reporting Entity Name	Enerplus Corporation
Reporting Year	From	1/1/2023	To:	12/31/2023	Date submitted	05/27/2024
Reporting Entity ESTMA Identification Number	E753426		● Original Submission ○ Amended Report

Other Subsidiaries Included (optional field)

For Consolidated Reports - Subsidiary Reporting Entities Included in Report:	Enerplus Energy Ltd. (E350507), Enerplus Resources (USA) Corporation (E423963), Enerplus Resources U.S. Inc. (E565222), 3104613 Nova Scotia Ltd. (E971960)

Not Substituted

Attestation by Reporting Entity

In accordance with the requirements of the ESTMA, and in particular section 9 thereof, I attest I have reviewed the information contained in the ESTMA report for the entity(ies) listed above. Based on my knowledge, and having exercised reasonable diligence, the information in the ESTMA report is true, accurate and complete in all material respects for the purposes of the Act, for the reporting year listed above.

Full Name of Director or Officer of Reporting Entity	Shaina Morihira				Date	5/1/2024
Position Title	Vice President, Finance

Extractive Sector Transparency Measures Act - Annual Report
Reporting Year	From:	1/1/2023	To:	12/31/2023
Reporting Entity Name	Enerplus Corporation					Currency of the Report	CAD
Reporting Entity ESTMA Identification Number	E753426
Subsidiary Reporting Entities (if necessary)	Enerplus Energy Ltd. (E350507), Enerplus Resources (USA) Corporation (E423963), Enerplus Resources U.S. Inc. (E565222), 3104613 Nova Scotia Ltd. (E971960)
Payments by Payee
Country	Payee Name[1]	Departments, Agency, etc… within Payee that Received Payments[2]	Taxes	Royalties	Fees	Production Entitlements	Bonuses	Dividends	Infrastructure Improvement Payments	Total Amount paid to Payee	Notes[34]
Canada -Saskatchewan	Government of Saskatchewan			2,490,000						2,490,000
Canada -Alberta	Government of Alberta		340,000	860,000	750,000					1,950,000	Royalties paid in-kind total $201,646.68 and are valued at fair market value of the volumes taken-in-kind, based on Enerplus realized sales prices.
Canada -Alberta	Municipal District of Wainwright		660,000							660,000
Canada -Alberta	Camrose County		380,000							380,000
Canada -Alberta	Municipal District of Provost		210,000							210,000
Canada -Alberta	County of Vermilion River		210,000							210,000
Canada -British Columbia	Government of British Columbia				200,000					200,000
Canada -Saskatchewan	Leduc County		130,000							130,000
United States of America	Government of the United States of America	Office of Natural Resources Revenue		340,670,000	580,000					341,250,000	Collects, accounts for and verifies natural resource and energy revenues due to American tribes and the U.S. Federal Government
United States of America	State of North Dakota		195,760,000	6,610,000	930,000					203,300,000
United States of America	Government of the United States of America	Internal Revenue Service	40,510,000							40,510,000
United States of America	Commonwealth of Pennsylvania		460,000	6,130,000						6,590,000
United States of America	Fort Berthold Indian Reservation				6,360,000					6,360,000
United States of America	Weld County		2,660,000							2,660,000
United States of America	State of Montana				1,080,000					1,080,000
United States of America	State of Colorado		630,000	260,000	180,000					1,070,000
United States of America	City of Thornton			220,000						220,000

Additional Notes:

(1) All payments are reported in Canadian dollars. Payments made in currencies other than Canadian dollars have been translated using a 12 month average exchange rate during the period. The rate used to translate U.S. dollar payments to Canadian dollars is 1.35

(2) Payments included in this report include gross payments made by Enerplus in its capacity as operator, which include payments made on behalf of joint venture partners.

(3) Payments made by other entities with which Enerplus has a joint venture arrangment are excluded from this Report, with the exception of certain payments made for Enerplus' non-operated assets where the operator is not subject to the act or a similar reporting framework. To the extent payments have been made on our behalf and not disclosed by our joint venture partners, Enerplus has included these payments based on the best information available.

1 Enter the proper name of the Payee receiving the money (i.e. the municipality of x, the province of y, national government of z).

2 Optional field.

3 When payments are made in-kind, the notes field must highlight which payment includes in-kind contributions and the method for calculating the value of the payment.

4 Any payments made in currencies other than the report currency must be identified. The Reporting Entity may use the Additional notes row or the Notes column to identify any payments that are converted, along with the exchange rate and primary method used for currency conversions.

Extractive Sector Transparency Measures Act - Annual Report
Reporting Year	From:	1/1/2023	To:	12/31/2023
Reporting Entity Name	Enerplus Corporation					Currency of the Report	CAD
Reporting Entity ESTMA Identification Number	E753426
Subsidiary Reporting Entities (if necessary)	Enerplus Energy Ltd. (E350507), Enerplus Resources (USA) Corporation (E423963), Enerplus Resources U.S. Inc. (E565222), 3104613 Nova Scotia Ltd. (E971960)
Payments by Project
Country	Project Name[1]	Taxes	Royalties	Fees	Production Entitlements	Bonuses	Dividends	Infrastructure Improvement Payments	Total Amount paid by Project	Notes[23]
Canada	OIL	340,000	2,960,000	40,000					3,340,000
Canada	GAS	1,590,000	390,000	910,000					2,890,000	Royalties paid in-kind total $201,646.68 and are valued at fair market value of the volumes taken-in-kind, based on Enerplus realized sales prices.
United States of America	WEST	239,560,000	347,760,000	9,130,000					596,450,000	Collects, accounts for and verifies natural resource and energy revenues due to American tribes and the U.S. Federal Government
United States of America	EAST	460,000	6,130,000						6,590,000

Additional Notes[3]:

(1) All payments are reported in Canadian dollars. Payments made in currencies other than Canadian dollars have been translated using a 12 month average rate during the period. The rate used to translate U.S. dollar payments to Canadian dollars is 1.35

(2) Payments included in this report include gross payments made by Enerplus in its capacity as operator, which include payments made on behalf of joint venture partners.

(3) Payments made by other entities with which Enerplus has a joint venture agreement are excluded from this Report, with the exception of certain payments made for Enerplus' non-operated assets where the operator is not subject to the act or a similar reporting framework. To the extent payments have been made on our behalf and not disclosed by our joint venture partners, Enerplus has included these payments based on the best information available.

1 Enter the project that the payment is attributed to. Some payments may not be attributable to a specific project, and do not need to be disclosed in the "Payments by Project" table.

2 When payments are made in-kind, the notes field must highlight which payment includes in-kind contributions and the method for calculating the value of the payment.

3 Any payments made in currencies other than the report currency must be identified. The Reporting Entity may use the "Additional Notes" row or the "Notes" column to identify any payments that are converted, along with the exchange rate and primary method used for currency conversions.